                                                                   EXHIBIT 99(a)


                       [LETTERHEAD OF PUBLIC STORAGE]


IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, CHRISTOPHER WEIL & COMPANY, INC., AT (800) 478-2605 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 or (818) 244-8080. IF YOU NEED HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, THE FIRST NATIONAL BANK OF BOSTON, AT (617) 575-3120.



                                   July 8, 1996


       Re:  Tender Offer for Units of
            PS Partners VIII, Ltd., a California Limited Partnership
            --------------------------------------------------------


Dear Unitholder:

       Public Storage, Inc. (the "Company") is offering to purchase up to 15,825 of the limited partnership units (the "Units") in PS Partners VIII, Ltd., a California Limited Partnership (the "Partnership") at a net cash price per Unit of $320 (the "Offer"). There will be no commissions or fees paid by you associated with the sale. THE COMPANY IS A GENERAL PARTNER OF THE PARTNERSHIP.

       The Offer is not conditioned upon a minimum number of Units being tendered. If more than 15,825 Units are validly tendered, the Company will only accept 15,825 Units, with such Units purchased on a pro rata basis.

       SINCE THE COMPANY IS A GENERAL PARTNER OF THE PARTNERSHIP, NO RECOMMENDATION IS MADE TO ANY UNITHOLDER WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

       The Company has enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. The Company urges you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Units and receive a net cash price of $320 per Unit, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope at the address set forth on the back cover of the Offer to Purchase. The Offer will expire on August 12, 1996, unless extended.

       We thank you for your prompt attention to this matter.

                                   Very truly yours,

                                   PUBLIC STORAGE, INC.



                                   By: /s/ Harvey Lenkin
                                       ----------------------------------
                                       Harvey Lenkin
                                       President

                    OFFER TO PURCHASE FOR CASH UP TO 15,825
                          LIMITED PARTNERSHIP UNITS OF
          PS PARTNERS VIII, LTD., A CALIFORNIA LIMITED PARTNERSHIP, AT
                               $320 NET PER UNIT
                                       BY
                              PUBLIC STORAGE, INC.



THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 12, 1996, UNLESS THE OFFER IS EXTENDED.



     PUBLIC STORAGE, INC. (THE "COMPANY" OR "PSI"), A GENERAL PARTNER OF THE PARTNERSHIP, IS OFFERING TO PURCHASE UP TO 15,825 OF THE LIMITED PARTNERSHIP UNITS (THE "UNITS") IN PS PARTNERS VIII, LTD., A CALIFORNIA LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AT A NET CASH PRICE PER UNIT OF $320 (THE "OFFER"). THE OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 15,825 UNITS (30% OF THE OUTSTANDING UNITS) ARE VALIDLY TENDERED, THE COMPANY WILL ACCEPT ONLY 15,825 UNITS, WITH SUCH UNITS PURCHASED ON A PRO RATA BASIS.

     The Offer involves certain risk factors and detriments that should be considered by holders of Units, including the following:

 .    Since the Company is a General Partner of the Partnership, no
     recommendation is made to Unitholders with respect to the Offer.

 .    The Offer Price was established by the Company and is not the result of arm's length negotiations.

 .    No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

                                                   (Continued on following page)
                              ____________________

                                   IMPORTANT

     Any holder of Units (a "Unitholder") desiring to tender Units should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to The First National Bank of Boston at the address set forth on the back cover of this Offer to Purchase.

     Any questions about the Offer may be directed to the Soliciting Agent, Christopher Weil & Company, Inc., at (800) 478-2605. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at
(800) 421-2856 or (818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, The First National Bank of Boston, at (617) 575-3120. The Soliciting Agent will receive 2% of the Offer Price for each Unit tendered and accepted by the Company. See "The Offer -- Soliciting Agent."

                              ____________________

 .    After the Offer, the Company may be in a position to control all voting decisions with respect to the Partnership.

 .    Although the Offer Price represents the General Partners' estimate, based on an independent limited appraisal, of the liquidation value per Unit, the Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership. The Offer Price is less than the book value per Unit.

 .    The General Partners believe that the Partnership's properties, like mini-
     warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

 .    As alternatives to tendering their Units, Unitholders could retain their
     Units until liquidation of the Partnership or seek a private sale of their Units now or later. See "Special Considerations."

     The Company and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company and the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10007, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. Such information for the Company can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, the Partnership will be required to file with the Commission a statement on
Schedule 14D-9 furnishing certain information with respect to its position concerning the Offer. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                       The First National Bank of Boston

           By Mail                        By Hand                    By Overnight Courier
 The First National Bank of Boston    BancBoston Trust        The First National Bank of Boston
    Shareholder Services             Company of New York      Corporate Agency & Reorganization
        P.O. Box 1872                    55 Broadway                 150 Royall Street
     Mail Stop 45-02-53                  3rd Floor                   Mail Stop 45-02-53
      Boston, MA 02105               New York, NY 10006               Canton, MA 02021

                                     (ii)

                               TABLE OF CONTENTS

                                                                                                                               Page
                                                                                                                              ------

SUMMARY......................................................................................................................     1
    The Companies............................................................................................................     1
    The Offer................................................................................................................     1
    Purpose of the Offer.....................................................................................................     1
    Position of the General Partners With Respect to the Offer...............................................................     1
    Special Considerations...................................................................................................     2
SPECIAL CONSIDERATIONS.......................................................................................................     2
    Conflicts of Interest with Respect to the Offer..........................................................................     2
    No Arms' Length Negotiation..............................................................................................     2
    Control of all Partnership Voting Decisions by the Company...............................................................     3
    Offer Price May Be Less than Amount Received Upon Liquidation............................................................     3
    Possible Increase in Value...............................................................................................     3
    Alternatives to Tendering Units..........................................................................................     3
BACKGROUND AND PURPOSE OF THE OFFER..........................................................................................     4
    The Partnership..........................................................................................................     4
    The Company..............................................................................................................     5
    Relationships............................................................................................................     5
    Purpose of the Offer.....................................................................................................     7
POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER...................................................................     7
DETERMINATION OF OFFER PRICE.................................................................................................    10
THE OFFER....................................................................................................................    10
    Terms of the Offer.......................................................................................................    10
    Proration; Acceptance for Payment and Payment for Units..................................................................    10
    Procedures for Tendering Units...........................................................................................    11
    Withdrawal Rights........................................................................................................    12
    Extension of Tender Period; Termination and Amendment....................................................................    12
    Source of Funds..........................................................................................................    13
    Conditions of the Offer..................................................................................................    13
    Fees and Expenses........................................................................................................    14
    Soliciting Agent.........................................................................................................    14
    Dissenters' Rights and Investor Lists....................................................................................    14
    Federal Income Tax Consequences..........................................................................................    14
    Miscellaneous............................................................................................................    15
EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS................................................................................    15
    Control of the Partnership...............................................................................................    15
    Effect on Trading Market.................................................................................................    15
    Partnership Status.......................................................................................................    15
    Partnership Business.....................................................................................................    15
MARKET PRICES OF UNITS.......................................................................................................    16
    General..................................................................................................................    16
    Information Obtained from Dean Witter Regarding Sales Transactions.......................................................    17
    Information From The Stanger Report Regarding Sales Transactions.........................................................    17
    Information from the Chicago Partnership Board Regarding Sales Transactions..............................................    18

                                     (iii)

                                                                                                                              Page
                                                                                                                              -----
CERTAIN RELATED TRANSACTIONS.................................................................................................    19
    General Partners' Interest...............................................................................................    19
    Property Management......................................................................................................    19
    Limited Partner Interests................................................................................................    19

SCHEDULE 1 -         PARTNERSHIP DISTRIBUTIONS...............................................................................   1-1
SCHEDULE 2 -         PROPERTY INFORMATION....................................................................................   2-1
SCHEDULE 3 -         PARTNERSHIP FINANCIAL STATEMENTS........................................................................   3-1
SCHEDULE 4 -         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP   4-1
SCHEDULE 5 -         DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.................................................   5-1

                                     (iv)

To the Holders of Limited Partnership Units of
PS Partners VIII, Ltd., A California Limited Partnership


                                    SUMMARY

     UNITHOLDERS ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE, INCLUDING THE MATTERS DISCUSSED UNDER "SPECIAL CONSIDERATIONS," AND THE ACCOMPANYING LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

     Certain significant matters discussed in this Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase.

THE COMPANIES

PS Partners VIII, Ltd.,
 a California Limited
 Partnership           The Partnership, organized in 1987, owns six properties.
                       The general partners of the Partnership are B. Wayne
                       Hughes, the chairman of the board and chief executive officer of the Company, and the Company (the "General
                       Partners").  See "Background and Purpose of the Offer --
                       The Partnership" and "-- Relationships."  At March 31,
                       1996, there were approximately 1,470 holders of record owning 52,751 Units. The Company owns 21,338 Units in the Partnership (approximately 40% of the outstanding
                       Units).

Public Storage, Inc.   The Company is a real estate investment trust ("REIT"),
                       organized in 1980 as a California corporation, that has invested primarily in existing mini-warehouses. The
                       Company is one of the general partners of the Partnership. See "Background and Purpose of the Offer --
                       The Company" and "-- Relationships."

THE OFFER

Number of Units
 Subject to Offer      15,825 (30% of the outstanding Units)

Offer Price            $320 per Unit (the "Offer Price")

Expiration, Withdrawal
 and Proration Date    August 12, 1996, unless extended.  See "The Offer"

PURPOSE OF THE OFFER

     The Company has decided to increase its ownership of the Partnership and has chosen to accomplish this through a tender offer on terms it believes are attractive to the Company and its shareholders. The Company believes that the acquisition of Units through the Offer represents a good investment to the Company and its shareholders. Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units. See "Background and Purpose of the Offer -- Purpose of the Offer."

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     In view of their conflicts of interest, the General Partners make no recommendation to any Unitholder to tender or to refrain from tendering Units. Although the Offer Price represents the General Partners' estimate, based on an independent limited appraisal of the liquidation value per Unit, the Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership. Accordingly, the Offer may not necessarily be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership. See "Position of the General Partners With Respect to the Offer." Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent.

SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

 .    The General Partners have substantial conflicts of interest with respect to the Offer;

 .    The Offer Price has been established by the Company and is not the result of arms' length negotiations;

 .    No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price;

 .    After the Offer, the Company, which currently owns 40% of the outstanding
     Units and is in a position to influence all Partnership voting decisions, could own as much as 70% of the Units and be in a position to control all Partnership voting decisions;

 .    Although the Offer Price represents the General Partners' estimate, based on an independent limited appraisal, of the liquidation value per Unit, the Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership;

 .    The General Partners believe that the Partnership's properties, like mini-
     warehouses generally, have increased in value over the last several years and may continue to do so, although there can be no assurance;

 .    As alternatives to tendering their Units, Unitholders could retain their
     Units until liquidation of the Partnership or seek a private sale of the Units now or later. See "Special Considerations."

                             SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          Conflicts of Interest with Respect to the Offer.  Since the Offer is
          -----------------------------------------------
          being made by the Company, a General Partner of the Partnership, the Company has substantial conflicts of interest with respect to the Offer. The Company has an interest in purchasing Units at the lowest possible price, whereas Unitholders who desire to sell have an interest in selling their Units at the highest possible price. The Company could have proposed a liquidation of the Partnership, which may have resulted in higher proceeds to Unitholders, instead of offering to purchase a portion of the Units.

          No Arms' Length Negotiation.  The Offer Price has been established by
          ---------------------------
          the Company, which is a General Partner of the Partnership, and is not the result of arms' length negotiations between the Company and the Partnership. The General Partners have not retained any unaffiliated person to represent the Unitholders. If an unaffiliated person had been engaged to represent the Unitholders, the terms of the Offer might have been different, and the unaffiliated person might have been able to negotiate a higher Offer Price. The Company, the largest owner and operator of mini-warehouses in the United States, believes that the Offer presents an opportunity to increase, on attractive terms, its investment in mini-warehouses in which it already has an interest.

          Control of all Partnership Voting Decisions by the Company. The
          ----------------------------------------------------------
          Company, which currently owns 40% of the outstanding Units and is in a position to influence all Partnership voting decisions, could, after the Offer, own as much as 70% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction. This voting power could (i) prevent non-tendering Unitholders from taking action they desired but that the Company opposed and (ii) enable the Company to take action desired by the Company but opposed by non-tendering Unitholders. Substantially all of the Partnership's properties are owned jointly with the Company. Conflicts could exist between the best interests of the Partnership and the Company with regard to the operation, sale or financing of the Partnership's properties. For example, continued operation of the properties could be in the interest of the Company, while a sale could be in the interest of the Partnership.

          Offer Price May Be Less than Amount Receivable Upon Liquidation.
          ---------------------------------------------------------------
          Although the Offer Price represents the General Partners' estimate, based on an independent limited appraisal, of the liquidation value per Unit, the Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership. There is no present intention to liquidate the Partnership. The Offer may not necessarily be advantageous to Unitholders who do not need to sell their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

          Possible Increase in Value.  The General Partners believe that the
          --------------------------
          Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          Alternatives to Tendering Units.  As alternatives to tendering their
          -------------------------------
          Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent. Meetings of limited partners may be called at any time by the General Partners or by one or more limited partners holding 10% or more of the outstanding Units by delivering written notice of such call to the General Partners.

                      BACKGROUND AND PURPOSE OF THE OFFER

     THE PARTNERSHIP. The Partnership is a California limited partnership which raised $26,375,500 from the sale of 52,751 Units at $500 per Unit in a registered public offering of the Units completed in December 1987. All of the Partnership's net proceeds of that offering have been invested in mini-warehouses and, to a lesser extent, business parks. The Partnership owns six properties. One of the Partnership's properties was destroyed by Hurricane Andrew in 1992, and the Partnership does not intend to rebuild it.

     The general partners of the Partnership are B. Wayne Hughes, the chairman of the board and chief executive officer of the Company, and the Company. The Partnership's properties are managed by the Company and an affiliate. The Partnership's properties, like those of the Company, are operated under the "Public Storage" name.

     For certain information on Partnership distributions and on Partnership properties (including property operations for the first four months of 1996), see Schedules 1 and 2 to this Offer to Purchase, respectively, and for financial information on the Partnership refer to Schedule 3 to this Offer to Purchase and the reports on the Partnership filed with the Commission, which may be obtained in the manner described on the inside front cover to this Offer to Purchase.

     The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's property operating results for the first four months of 1996, the Partnership's Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included as Schedules 2, 3 and 4, respectively, to this Offer to Purchase. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP.

                                          Three Months Ended
                                            March 31, (3)                  Year Ended December 31,
                                          ------------------   -----------------------------------------------
                                                                    (In thousands, except per Unit data)
OPERATING DATA:                             1996        1995      1995      1994      1993      1992      1991
                                           -----     -------   -------   -------   -------   -------   -------
Revenues                                   $ 700     $   699   $ 2,828   $ 2,802   $ 2,657   $ 2,562   $ 2,586
Depreciation and amortization                199         184       758       735       694       651       667
Net income                                   244         260       877     1,042       963       903       917
General partners' share of                    43          42       227       130       125       170       185
 net income
Limited partners' per Unit data (1):
 Net income                                 3.81        4.13     12.32     17.29     15.89     13.90     13.88
 Cash distributions                         6.76        6.76     37.18     20.40     19.70     27.45     30.02
Funds from operations (2)(3)                 443         444     1,635     1,777     1,657     1,554     1,584
                                           As of March 31,                   As of December 31,
                                          ----------------      -----------------------------------------------
                                                                    (In thousands, except per Unit data)
BALANCE SHEET DATA:                        1996 (3)               1995      1994      1993      1992      1991
                                           --------             -------   -------   -------   -------   -------
Cash and cash equivalents                   $   295             $   217   $   888   $   510   $   182   $   415
Total assets                                 18,310              18,426    19,594    19,771    20,003    20,719
Book value per Unit (3)                     $334.04             $336.98   $361.83   $364.94   $368.75   $382.31
- ---------------

(1) Limited Partners' per Unit data is based on the weighted average number of Units (52,751) outstanding during the year.

(2) Funds from operations is defined as income before loss on early extinguishment of debt and gains or losses on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization, and (ii) less distributions (from operations) to minority interests in excess of minority interest in income. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Partnership. Accordingly, FFO is not a substitute for the Partnership's net cash provided by operating activities or net income as a measure of the Partnership's liquidity or operating performance.

(3) Unaudited.

    THE COMPANY. The Company is a REIT, organized in 1980 as a corporation under the laws of California, that has invested primarily in existing mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At December 31, 1995, the Company had equity interests (through direct ownership, as well as general and limited partnership interests and capital stock) in 1,050 properties located in 37 states, consisting of 1,016 mini-warehouse facilities and 34 business parks. The Company's Common Stock (symbol "PSA") and nine series of preferred stock are traded on the NYSE. Since November 1995, the Company has been self-administered and self-managed through a merger with Public Storage Management, Inc. ("PSMI"). At March 31, 1996, the Company had total assets, total debt and total shareholders' equity of approximately $2.1 billion, $120.8 million and $1.8 billion, respectively.

    The Company's principal executive offices are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. Its telephone number is (818) 244-8080.

    Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission or the NYSE, in the manner described on the inside front cover to this Offer to Purchase.

    RELATIONSHIPS. The following chart shows the relationships among the Partnership, the Company and the General Partners. As reflected in the table below, the Company is controlled by B. Wayne Hughes, its chairman of the board and chief executive officer. Mr. Hughes and the Company are the General Partners of the Partnership, the properties of which are also managed by the Company and an affiliate.

                              [CHART OMITTED HERE]

                            Description of Graphic


     Chart illustrating the affiliated relationships among the Partnership, the Company and BWH: the Company is a general partner and the property manager of the Partnership and owner of 40% of the Units in the Partnership; BWH is a general partner of the Partnership; BWH owns 48% of the Company and Public Shareholders own 52% of the Company.


SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.

BWH = B. Wayne Hughes. Mr. Hughes, one of the General Partners, is the chairman of the board and chief executive officer of the Company.

Partnership =  PS Partners VIII, Ltd., a California Limited Partnership.

Company =      Public Storage, Inc., the Corporate General Partner and owner of approximately 40% of the Units in the Partnership. Percentage of stock ownership of the Company by BWH represents percentage of outstanding shares of Common Stock deemed beneficially owned
               (under Commission rules), as of June 28, 1996, by BWH and members of his immediate family.

     PURPOSE OF THE OFFER. Since the Company is a general partner of the Partnership it is familiar with the operations and prospects of the Partnership. In addition, the Company beneficially owns 21,338 of the 52,751 outstanding Units in the Partnership (40%). All of these Units have been acquired since January 1, 1992 for an aggregate purchase price of 285,695 shares of Company Common Stock (approximately $2,546,000) and $1,945,447 in cash. Substantially all of these Units were acquired directly from Unitholders, including 6,815 Units acquired in tender offers completed in January 1995 at $260 per Unit, and the balance through secondary firms of the type described below under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." For certain additional information on recent Company purchases of Units, see "Market Prices of Units -- General."

     The Company has decided to increase its ownership of the Partnership and has chosen to accomplish this through a tender offer on terms that the Company believes are attractive to the Company and its shareholders. The Company believes that it will benefit from ownership of Units acquired in the Offer and from distributions attributable to them. The Company believes that the acquisition of Units through the Offer represents a good investment to the Company and its shareholders. In addition, the acquisition of Units will assist the Company in retaining its REIT status by reducing its non-qualifying income resulting from its November 1995 merger with its property manager.

           POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     Since the Company is a General Partner of the Partnership and there is no independent general partner, no recommendation is made to any Unitholder to tender or to refrain from tendering his or her Units. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER, BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, INCLUDING NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES AND TAX POSITION. The General Partners believe that the Offer provides all Unitholders who require or desire liquidity the opportunity to receive cash for their Units without paying the fees or commissions often paid in connection with transactions through secondary firms. See "Market Prices of Units."

     Although the Offer Price represents the General Partners' estimate, based on an independent limited appraisal, of the liquidation value per Unit, the Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership. Accordingly, the Offer may not necessarily be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership because they believe that it is not an opportune time to sell mini-warehouses. Although the General Partners originally anticipated a liquidation of the Partnership in 1993-1996, since the completion of the Partnership's offering in 1987, significant changes have taken place in the financial and real estate markets that must be taken into account in considering the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses from 1984 to 1988, which has increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including changes in tax laws), which has significantly affected property values and decreased sales activities and (iii) the reduced sources of real estate financing.

     In 1992, the Company offered Unitholders of the Partnership (and two other affiliated Partnerships) the right to exchange their Units for shares of the Company's Common Stock. In connection with the exchange offer, the General Partners indicated to Unitholders that they would continue to evaluate the advisability of the sale or financing of the Partnership's properties and that at some point prior to the expiration of the period originally estimated for the sale or financing of the properties (at the end of 1996 in the case of the Partnership), the General Partners intended to conduct an analysis to determine the feasibility of a sale or financing of the properties, to make a recommendation to Unitholders and to retain independent appraisers to conduct a study of the current value of the properties. In that regard, the Partnership engaged Lawrence R. Nicholson, MAI, a principal with the firm of Nicholson-Douglas Realty Consultants, Inc. ("NDRC") to perform a limited investigation and appraisal of the Partnership's property portfolio. In a letter appraisal report dated March 13, 1996, NDRC indicated that, based on the assumptions contained in the report, the aggregate market value of the Partnership's properties, as of January 31, 1996, was $18,100,000 ($14,800,000 for the five mini-warehouses and $3,300,000 for the one business park). NDRC's report is limited in that NDRC did not inspect the properties and relied primarily upon the income capitalization approach in arriving at its opinion. The analytical process that was undertaken in the appraisal included a review of the properties' unit mix, rental rates and historical financial statements. Following these reviews, a stabilized level of net operating income was projected for the properties of $1,545,000 for the five mini-warehouses and $331,000 for the one business park. Value estimates were then made using both a direct capitalization analysis ($15,400,000 for the mini-warehouses and $3,300,000 for the business park) and a discounted cash flow analysis ($14,800,000 for the mini-warehouses and $3,300,000 for the business park). In the case of the mini-warehouses, these value estimates were then compared to an estimated value ($14,400,000) using a regression analysis applied to a sample of approximately 300 sales of mini-warehouses to evaluate the reasonableness of the estimate of the value of the Partnership's mini-warehouses. NDRC has prepared other appraisals for the General Partners and their affiliates and is expected to continue to prepare appraisals for the General Partners and their affiliates. No environmental investigations were conducted by NDRC with respect to the limited investigation of the Partnership's properties. Accordingly, NDRC's appraisal did not take into account any environmental cleanup or other costs that might be incurred in connection with a disposition of the properties. Although there can be no assurance, based on recently completed environmental investigations, the Partnership is not aware of any environmental contamination of its facilities material to its overall business or environmental condition. In addition to assuming compliance with applicable environmental laws, the appraisal also assumed, among other things, compliance with applicable zoning and use regulations and the existence of required licenses.

     Unitholders should recognize that appraisals are opinions as of the date specified, are subject to certain assumptions and the appraised value of the Partnership's properties may not represent their true worth or realizable value. There can be no assurance that, if these properties were sold, they would be sold at the appraised values; the sales price might be higher or lower than the appraised values.

     Unitholders may obtain a copy of the letter appraisal report from Public Storage's Investor Services Department by telephoning (818) 244-8080, ext. 218.

     Based on NDRC's limited appraisal (as of January 1996), the General Partners have estimated a liquidation value per Unit of $320. This liquidation value was calculated assuming (i) the properties owned by the Partnership and the Company were sold at the values reflected in NDRC's report, (ii) costs of 5% of the sales price of the properties were incurred in the sale of the properties and (iii) the Partnership's other net assets were liquidated at their book value at March 31, 1996.

     The computations on which this estimated liquidation value was based are summarized in the following table:

               Estimated value of Partnership's
                 properties based on NDRC's report (net
                 of estimated sales expenses) (1)                   $17,195,000

               Plus:
                 Other tangible assets (cash) (2)                       329,000

               Less:
                 Prepaid rents and security deposits (2)               (123,000)
                 Accounts payable and accrued expenses (2)             (353,000)
                                                                    -----------

               Net Proceeds Available for Distribution              $17,048,000
                                                                    ===========

               Amount per Unit (3)                                  $       320
                                                                    ===========

_______________

(1) Assumes estimated sales expenses of 5%.

(2) As of March 31, 1996.

(3) Based on 52,751 Units and 533 equivalent units (reflecting the Company's 1% capital interest in the Partnership).

     Although, as noted above, the original time frame for the liquidation of the Partnership has passed, the Company is not offering to purchase the properties and the General Partners have not solicited any proposal for the acquisition of the Partnership or its properties. The General Partners do not believe that this is an opportune time to sell the Partnership's properties.
The Partnership's results of operations have generally improved over the last several years and the General Partners believe that the Partnership's properties have appreciated in value and may continue to do so, as a result of the decrease in the level of new mini-warehouse construction from the peak levels of 1984-1988. There can be no assurance, however, that the improvement in property operations will continue or that the Partnership's properties will continue to appreciate in value. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP INCLUDED AS SCHEDULES 3 AND 4, RESPECTIVELY, TO THIS OFFER TO PURCHASE.

     While the Offer presents each Unitholder with the opportunity to make an individual decision on whether or not to dispose of his or her Units and to sell his or her Units at the General Partners' estimate of the liquidation value per Unit, a sale of the properties and liquidation of the Partnership could result in a higher price for Unitholders and a higher cost to the Company, a General Partner of the Partnership. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units at a meeting or by written consent. See "Special Considerations -- Alternatives to Tendering Units."

     The General Partners will continue after the Offer to receive the same fees with respect to the Partnership that they received prior to the Offer.

     Since 1994 the Company has entered into merger agreements with eight affiliated REITs under which the Company has acquired, or is acquiring, the REITs' properties in transactions under which the REITs' shareholders were, or are being, afforded, on a tax free basis, the opportunity to convert their investment in the REITs into an investment in the Company, which generally owns the same type of properties as the REITs. These merger agreements were conditioned on approval by the respective REITs' shareholders and satisfied the obligation in all but one of the REITs' bylaws to present a proposal to its shareholders for the sale or financing of its properties at a specified time. The Company has also acquired properties from affiliated private partnerships, which, unlike the Partnership, had little or no diversification because of the small number of properties they owned.

     Unlike the Offer, an acquisition of the Partnership's properties by the Company (or a merger of the Partnership with the Company) would lengthen the federal income depreciation schedule of the Partnership's properties resulting in a higher portion of the net operating income generated by the properties being taxable and would not be in the economic interest of the Company and its shareholders. The Company intends, from time to time, to acquire additional Units. The Company has no present plans or intentions to engage in a "going private transaction" with the Partnership, which is defined generally in the Commission's rules as a merger or other extraordinary transaction between an entity and its affiliates that reduces the number of security holders below 300.

     The Company does not intend any material change in the Partnership's operations after the Offer, although the General Partners have, from time to time, considered transferring the Partnership's business parks to a separate entity. However, the Company may at a later time offer to acquire the Partnership's properties and the acquisition could result in liquidation payments to Unitholders higher, or lower, than the Offer Price. After the Offer, the Company could own as much as 70% of the Units and thus control a sale of the properties.

                          DETERMINATION OF OFFER PRICE

     The Offer Price has been established by the Company, which is a General Partner of the Partnership, and is not the result of arms' length negotiations between the Company and the Partnership. The Offer Price represents the General Partners' estimate, based on an independent limited appraisal (as of January
1996), of the liquidation value per Unit. See "Position of the General Partners with Respect to the Offer."

                                   THE OFFER

     TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer") (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Company will accept for payment and pay for up to 15,825 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the Offer. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on August 12, 1996, unless and until the Company in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Company, shall expire. Unitholders who tender their Units will not be obligated to pay partnership transfer fees or commissions.

     The Offer Price is $320 per Unit.

     The Offer is conditioned on satisfaction of certain conditions as set forth herein. The Company reserves the right (but shall not be obligated), in its reasonable discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Company reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered,
(iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The Partnership has provided to the Company the list of Unitholders for the purpose of disseminating the Offer. UNITHOLDERS WHOSE UNITS ARE ACCEPTED FOR PAYMENT IN THE OFFER WILL NOT RECEIVE ANY CASH DISTRIBUTIONS PAYABLE AFTER THE EXPIRATION DATE, INCLUDING THE DISTRIBUTION PAYABLE ON OR ABOUT SEPTEMBER 15, 1996.

     The Company beneficially owns 21,338, or approximately 40%, of the outstanding Units.

     PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is not more than 15,825, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered.

     If the number of Units validly tendered and not withdrawn prior to the Expiration Date is more than 15,825 Units, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment only 15,825 Units, with such Units purchased on a pro rata basis. If proration would result in a Unitholder owning less than five Units (four Units in the case of an individual retirement account), the Company will not accept any Units tendered by such Unitholder in the Offer.

     If proration of tendered Units is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, the Company may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Company's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Company does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Offer Price.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Company will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Company and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payment.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Company is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Company's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in the Offer.

     If, prior to the Expiration Date, the Company shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

     The Company reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Company, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Company of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     PROCEDURES FOR TENDERING UNITS. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

     In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on August 12, 1996 (unless extended).

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the Company as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Company. Such appointment will be effective when, and only to the extent that, the Company accepts such Units for payment. Upon such acceptance for payment, (i) all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the designees of the Company will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Company reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Company's acceptance for payment of such Units, the Company must be able to exercise full voting and other rights as a record and beneficial owner with respect to such Units, including voting at any meeting of Unitholders or action by written consent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Company, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that such Unitholder owns the Units being tendered.

     WITHDRAWAL RIGHTS. Except as otherwise provided in the Offer, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after September 6, 1996.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

     If purchase of, or payment for, Units is delayed for any reason or if the Company is unable to purchase or pay for Units for any reason, without prejudice to the Company's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Company and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

     All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.

     EXTENSION OF TENDER PERIOD; TERMINATION AND AMENDMENT. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary (during any such extension all Units previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Company may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

     If the Company extends the Offer, or if the Company (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Units on behalf of the Company, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in the Offer. However, the ability of the Company to delay payment for Units that the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the soliciting agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum 10 business day period is required to allow for adequate dissemination to security holders and for investor response.

     Following the termination of the Offer, the Company may make an offer for Units not tendered in this Offer, which may be on terms similar or different from those described in the Offer, provided that the Company will not acquire more than an aggregate of 45% of the Units under the Offer and any other offer for Units made within 12 months of the Offer. There is no assurance that, following the Expiration Date, the Company will make another offer for Units not tendered in the Offer.

     SOURCE OF FUNDS. The Company expects that approximately $5,204,000 is necessary to consummate the Offer, including related fees and expenses, assuming all 15,825 Units are tendered and accepted for payment. These funds will be available from the Company's general corporate funds.

     CONDITIONS OF THE OFFER. The obligation of the Company to complete the purchase of tendered Units is subject to each and all of the following conditions which, in the reasonable judgment of the Company with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

          (a) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of the Company effectively to acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by the Company on all matters properly presented to limited partners of the Partnership, (vi) which, in the reasonable judgment of the Company, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Units or (viii) which imposes any material condition unacceptable to the Company;

          (b) No statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which, in the reasonable judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; and

          (c) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other leading institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof.

     The foregoing conditions are for the reasonable benefit of the Company.
The conditions may be waived by the Company at any time and from time to time in its reasonable discretion. Any determination by the Company will be final and binding on all parties. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Unitholders.

     FEES AND EXPENSES. The Company has retained The First National Bank of Boston to act as Depositary in connection with the Offer. The Company will pay the Depositary reasonable and customary compensation for its services. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Company will also pay all costs and expenses of printing and mailing the Offer.

     Assuming all 15,825 Units are tendered and accepted for payment, expenses of the Offer (exclusive of the purchase price of the Units) are estimated at $140,000: including legal and accounting fees and expenses ($8,000), printing ($4,000), filing fees ($1,000), Depositary Agent fees and expenses ($11,000), Soliciting Agent fees ($101,000), distribution of Offer materials ($5,000) and miscellaneous ($10,000).

     SOLICITING AGENT. The Company has retained Christopher Weil & Company, Inc., a registered broker dealer, to answer questions and solicit responses to this transaction and will pay Christopher Weil & Company, Inc. 2% of the Offer Price for each Unit tendered and accepted by the Company. In addition, Christopher Weil & Company, Inc. will be indemnified against certain liabilities, including liabilities under the federal securities laws. Christopher Weil & Company, Inc. has acted in a similar capacity in connection with other tender and exchange offers by the Company and in soliciting consents from the limited partners of other partnerships sponsored by the General Partners and their affiliates.

     DISSENTERS' RIGHTS AND INVESTOR LISTS. Neither the Partnership Agreement nor California law provides any right for Unitholders to have their respective Units appraised or redeemed in connection with or as a result of the Offer.
Each Unitholder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, any Unitholder is entitled (i) upon request, to obtain a list of the limited partners in the Partnership, at the expense of the Partnership and (ii) upon reasonable request, to inspect and copy, at his or her expense and during normal business hours, the books and records of the Partnership.

     FEDERAL INCOME TAX CONSEQUENCES. The sale of Units for cash will be treated for federal income tax purposes as a taxable sale of the Units purchased. The particular tax consequences of the tender for a Unitholder will depend upon a number of factors related to that Unitholder's tax situation, including the Unitholder's tax basis in his or her Units and whether the Unitholder will be able to utilize currently any capital losses that result from the sale in the Offer. However, the Company anticipates that Unitholders who acquired their Units in an early closing of the original offering and who sell all of their Units in the Offer will generally recognize a capital loss of approximately $84 per Unit as a result of the sale (assuming a sale at the beginning of the third quarter of 1996 based on the Company's estimate of the Partnership's 1996 income and distributions). The tax impact, however, could be quite different for Unitholders who acquired their Units after the original offering. To the extent a Unitholder recognizes a capital loss on the sale of all Units, such loss can be applied to offset capital gains from other sources. (Losses from a sale of less than all of the Units that a Unitholder is deemed to own may be subject to limitation under the passive loss rules.) In addition, individuals may use such capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any such capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years. BECAUSE THE INCOME TAX CONSEQUENCES OF A TENDER OF UNITS WILL NOT BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS CONSIDERING TENDERING THEIR UNITS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

     MISCELLANEOUS. THE OFFER IS BEING MADE TO ALL UNITHOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE COMPANY IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH JURISDICTION EXISTS, THE COMPANY MAY IN ITS DISCRETION TAKE SUCH ACTIONS AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

FOLLOWING THE TERMINATION OF THE OFFER, THE COMPANY MAY MAKE AN OFFER FOR UNITS NOT TENDERED IN THIS OFFER, WHICH MAY BE ON TERMS SIMILAR OR DIFFERENT FROM THOSE DESCRIBED IN THE OFFER, PROVIDED THAT THE COMPANY WILL NOT ACQUIRE MORE THAN AN AGGREGATE OF 45% OF THE UNITS UNDER THE OFFER AND ANY OTHER OFFER FOR UNITS MADE WITHIN 12 MONTHS OF THE OFFER. THERE IS NO ASSURANCE THAT, FOLLOWING THE EXPIRATION DATE, THE COMPANY WILL MAKE ANOTHER OFFER FOR UNITS NOT TENDERED IN THE OFFER.

                 EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS

     CONTROL OF THE PARTNERSHIP.   After the Offer, the Company will be in a
position to control the vote of the limited partners. See "Special Considerations -- Control of all Partnership Voting Decisions by the Company."

     EFFECT ON TRADING MARKET. There is no established public trading market for the Units, and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units. See "Market Prices of Units" for certain limited information regarding secondary sales of the Units.

     PARTNERSHIP STATUS. The Company believes the purchase of Units by the Company, as proposed, should not adversely affect the issue of whether the Partnership is classified as a partnership for federal income tax purposes.

     PARTNERSHIP BUSINESS. The Offer will not materially affect the operation of the properties owned by the Partnership since the properties will continue to be managed by the Company and an affiliate.

     Although after the Offer the Company may acquire additional Units thereby increasing its ownership position in the Partnership, the General Partners have no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings and no Partnership assets have been identified for sale or financing, although the General Partners have, from time to time, considered transferring the Partnership's business parks to a separate entity.

                             MARKET PRICES OF UNITS

     GENERAL. The Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partners monitor transfers of the Units (i) because the admission of the transferee as a substitute limited partner requires the consent of the General Partners under the Partnership Agreement,
(ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (iii) because the Company has purchased Units. However, the General Partners do not have information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

     The General Partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                       Number of Total          Percentage of         Number of
    Year                             Units Transferred(1)     Units Outstanding    Transactions(1)
    ----------------------------------------------------------------------------------------------

    1994                                  974(2)                   1.85%               33(2)
    1995                                8,471(3)(4)               16.06%              310(3)(4)
    1996 (through March 31)               101(5)                    .19%                5(5)
- ---------------

(1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

(2) In 1994, the Company purchased 153 Units in five transactions: 15 Units at $202.00 per Unit (January 1), 48 Units at $220.00 per Unit (April 1), 10 Units at $205.00 per Unit (July 1), 20 Units at $207.00 per Unit (July 1) and 60 Units at $225.00 per Unit (October 1).

(3) In 1995, the Company accepted for purchase 6,815 Units tendered in response to the Company's cash tender offer at $260.00 per Unit.

(4) In 1995, the Company purchased 384 Units in 11 transactions: 20 Units at $249.00 per Unit (April 1), 20 Units at $261.66 per Unit (April 1), 200 Units at $260.00 per Unit (April 1), 50 Units at $260.00 per Unit (July 1) and 94 Units at $260.00 per Unit (October 1).

(5) On April 1, 1996, the Company purchased 144 Units in three transactions:
    126 Units at $260.00 per Unit and 18 Units at $268.00 per Unit.

     All of the purchases of Units described in notes (2), (4) and (5) above were acquired directly from Unitholders or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions." On May 10, 1996, the Company purchased 60 Units at a price of $275.00 per Unit through a secondary firm. On July 1, 1996, the Company purchased 16 Units at a price of $260.00 per Unit directly from a Unitholder.

     INFORMATION OBTAINED FROM DEAN WITTER REGARDING SALES TRANSACTIONS. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 1994, 1995 and 1996 (through June 30):


                       Per Unit Transaction Price (1)(2)

                                                          Number
                                            Number       of Units
                            High    Low   of Sales(2)     Sold(2)
                            -----   ---   -----------   -----------
    1994
        First Quarter         --     --        --            --
        Second Quarter        --     --        --            --
        Third Quarter         --     --        --            --
        Fourth Quarter        --     --        --            --

    1995
        First Quarter         --     --        --            --
        Second Quarter        --     --        --            --
        Third Quarter         --     --        --            --
        Fourth Quarter        --     --        --            --

    1996
        First Quarter         --     --        --            --
        Second Quarter        --     --        --            --

_______________

(1) The original purchase price was $500 per Unit.

(2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

     INFORMATION FROM THE STANGER REPORT REGARDING SALES TRANSACTIONS. The information set forth below is extracted from sections of the June 1993, September 1993, December 1993, March 1994, June 1994, September 1994, December 1994, March 1995, June 1995, September 1995, December 1995 and March 1996 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Robert A. Stanger & Co., Inc. ("Stanger"). Those publications (the "Stanger Publications") and the additional information provided by Stanger summarized secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods: 2nd Market Capital Service - (800) 999-7793/(608) 833-7793, American Partnership Services - (800) 736-9797/(801) 756-1166, Bigelow Management, Inc. - (800) 431-7811/(212) 697-5880, Chicago Partnership Board -
(800) 272-6273/(312) 332-4100, Cuyler & Associates - (800) 274-9991/(602) 596-
0120, DCC Securities Corp. - (800) 945-0440/(212) 370-1090, Empire Securities -
(805) 943-0950, EquityLine Properties - (800) 327-9990/(305) 670-9700, Equity
Resources Group - (671) 876-4800, Fox & Henry, Inc. - (708) 325-4445, Frain
Asset Management - (800) 654-6110, Joseph Charles & Assoc., Inc. - (800) 526-1763, Liquidity Fund - (800) 833-3360, MacKenzie-Patterson Securities - (800) 854-8357/(510) 631-9100, Murillo Company - (800) 275-9626/(805) 327-9626,
Nationwide Partnership Marketplace - (800) 969-8996/(415) 382-3555, New York Partnership Exchange - (800) 444-7357/(813) 955-8816, Pacific Partnership Group
- - (800) 727-7244/(602) 957-3050, Partnership Service Network - (800) 483-
0776/(813) 588-0776, Partnership Exchange Securities Company - (800) 736-9797/(510) 763-5555, Raymond James & Associates - (800) 248-8863, The
Partnership Marketing Company - (707) 824-8600, Secondary Income Funds - (708) 325-4445, Securities Planners, Inc. - (800) 747-0088 and Sunpoint Securities, Inc. - (813) 588-0776. IN EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, UNITHOLDERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

     The information regarding sale transactions in Units from the Stanger Publications and Stanger is as follows:

          Reporting period           Per Unit Transaction Price(1)
          ----------------           ------------------------------
                                         High             Low           No. of Units(2)
                                         ----             ---           ---------------

       1993
       ----
       January 1 - March 31              $185.00         $177.00               96
       April 1 - June 30                      --              --               --
       July 1 - September 30              166.00          166.00               10
       October 1 - December 31            227.00          115.00               72

       1994
       ----
       January 1 - March 31               220.00          130.00              183
       April 1 - June 30                  220.00          181.00              250
       July 1 - September 30              247.62          130.00              310
       October 1 - October 31(3)              --              --               --
       October 31 - December 31           260.00          125.00              434

       1995
       ----
       January 1 - March 31               249.00          249.00               20
       April 1 - June 30                  265.00          255.00              176
       July 1 - September 30              260.00          240.00               30
       October 1 - December 31            260.00          230.00               30

       1996
       ----
       January 1 - March 31               330.00          295.00               68
       April 1 - April 30(3)              325.00          250.00               80

_________________

(1) The original purchase price was $500 per Unit. The General Partners do not know whether the transaction prices shown are before or after commissions.

(2) The General Partners do not know the number of transactions.

(3) Based on information provided by Stanger.

     The information from The Stanger Report contained above is provided without verification by the General Partners and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

     INFORMATION FROM THE CHICAGO PARTNERSHIP BOARD REGARDING SALES TRANSACTIONS. According to the Chicago Partnership Board, Inc. ("CPB"), an auctioneer for limited partnership interests, the amounts paid by buyers for Units in transactions executed by CPB ranged from $260 to $275 per Unit during the period June 19, 1995 to June 18, 1996 with an ending transaction price of $275.

     According to CPB, all prices are amounts paid by buyers and, due to transaction costs, mark-ups and general partner imposed transfer fees, sellers typically receive a lesser amount.

     No assurances can be given that the above prices represent the true value of Units.

                          CERTAIN RELATED TRANSACTIONS

     GENERAL PARTNERS' INTEREST. The Company and Mr. Hughes are General Partners of the Partnership. The Company receives incentive distributions equal to 10% of the Partnership's cash flow and has a subordinated interest in proceeds from sales or financings of properties. In 1993, 1994 and 1995, the General Partners received from the Partnership $116,600, $120,800 and $220,100, respectively, in respect of their incentive distributions. The General Partners also have a 1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership.

     PROPERTY MANAGEMENT. The Partnership's properties are managed by the Company and an affiliate pursuant to management agreements under which the property managers receive 6% and 5% of gross revenues from operations of the mini-warehouses and commercial properties, respectively. In 1993, 1994 and 1995, the property managers received $153,000, $162,000 and $162,000, respectively, from the Partnership.

     LIMITED PARTNER INTERESTS. Of the 52,751 outstanding Units, 21,338 (40%) are beneficially owned by the Company. All of these Units have been acquired since January 1, 1992 for an aggregate purchase price of 285,695 shares of Company Common Stock (approximately $2,546,000) and $1,945,447 in cash. Substantially all of these Units were acquired directly from Unitholders, and the balance through secondary firms of the type described above under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." The Company participates in Partnership distributions on the same terms as other Unitholders in respect of Units owned by the Company. See "Background and Purpose of the Offer -- Relationships."

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                   PUBLIC STORAGE, INC.
                                   701 Western Avenue, Suite 200
                                   Glendale, California 91201-2397



                                   By: /s/ Harvey Lenkin
                                       --------------------------------------
                                       Harvey Lenkin
                                       President

July 8, 1996

                                   SCHEDULE 1

                           PARTNERSHIP DISTRIBUTIONS


     PARTNERSHIP DISTRIBUTIONS. The following table sets forth the distributions paid per Unit (original purchase price $500) in the periods indicated below:

                                          Distributions
                                          --------------

               1993:
                 First Quarter               $ 4.75
                 Second Quarter                4.75
                 Third Quarter                 5.10
                 Fourth Quarter                5.10

               1994:
                 First Quarter                 5.10
                 Second Quarter                5.10
                 Third Quarter                 5.10
                 Fourth Quarter                5.10

               1995:
                 First Quarter                 6.76
                 Second Quarter                6.76
                 Third Quarter                16.90 (1)
                 Fourth Quarter                6.76

               1996:
                 First Quarter                 6.76
                 Second Quarter                6.76

_______________

(1) Includes a special distribution of excess cash flow of $10.14 and the quarterly ongoing distribution of $6.76.

                                      1-1

                                   SCHEDULE 2

                              PROPERTY INFORMATION


     The following table sets forth information as of December 31, 1995, about properties owned by the Partnership. All of these properties are wholly-owned by the Partnership.

                          Net Rentable
Location                  Square Feet    Number of Spaces   Date of Acquisition
- --------                  ------------   ----------------   -------------------

CALIFORNIA
Anaheim
  Lakeview Ave.              66,600             621               02/25/88
Carson (1)
  Leapwood Ave.              77,300              34               05/27/87

FLORIDA
Plantation
  South State Road 7         51,400             510               10/16/87

ILLINOIS
Oakbrook Terrace
  Roosevelt Road             64,700             740               07/15/87

MARYLAND
Rockville
  Frederick Road             56,300             641               10/01/87

TEXAS
San Antonio
  Austin Hwy.                52,200             368               08/20/87

_______________

(1) Business Park.

     Weighted average occupancy levels for the mini-warehouse and business park/office building facilities were 89% and 93%, respectively, in 1995 compared to 92% and 93%, respectively, in 1994. In 1995, the monthly realized rent per square foot for the mini-warehouse and business park/office building facilities averaged $.73 and $.59, respectively, compared to $.70 and $.60, respectively, in 1994.

                                      2-1

         SUMMARY OF HISTORICAL INFORMATION RELATING TO PROPERTIES OF
                            PS PARTNERS VIII, LTD.
            RENTAL INCOME AND OPERATING EXPENSES BEFORE DEPRECIATION
                    (Does Not Reflect Capital Improvements)



                                         For the Four Months Ended April 30,
                                         -----------------------------------
                                               1996               1995
                                         ----------------   ----------------

MINI-WAREHOUSES:

   Rental Income                                 $776,000           $743,000

   Operating Expenses                             255,000            238,000
                                                 --------           --------

       Excess of Rental Income over
         Operating Expenses                      $521,000           $505,000
                                                 ========           ========

BUSINESS PARKS:

   Rental Income                                 $172,000           $177,000

   Operating Expenses                              65,000             75,000
                                                 --------           --------

       Excess of Rental Income over
         Operating Expenses                      $107,000           $102,000
                                                 ========           ========

TOTALS FOR MINI-WAREHOUSES AND
  BUSINESS PARKS:

   Rental Income                                 $948,000           $920,000

   Operating Expenses                             320,000            313,000
                                                 --------           --------

       Excess of Rental Income over
         Operating Expenses                      $628,000           $607,000
                                                 ========           ========

                                      2-2

                                   SCHEDULE 3

                        PARTNERSHIP FINANCIAL STATEMENTS



                                                            Page
                                                         References
                                                         ----------
Report of Independent Auditors..........................      F-1

Financial Statements:

Balance Sheets as of December 31, 1995 and 1994.........      F-2

For the Years Ended December 31, 1995, 1994 and 1993:

  Statements of Income..................................      F-3

  Statements of Partners' Equity........................      F-4

  Statements of Cash Flows..............................      F-5

  Notes to Financial Statements.........................      F-6

Condensed Balance Sheets at March 31, 1996
  and December 31, 1995.................................      F-9

Condensed Statements of Income for the Three
  Months Ended March 31, 1996 and 1995..................     F-10

Condensed Statements of Cash Flows for the Three
  Months Ended March 31, 1996 and 1995..................     F-11

Notes to Condensed Financial Statements.................     F-12

                                      3-1

                         REPORT OF INDEPENDENT AUDITORS



The Partners
PS Partners VIII, Ltd., a California Limited Partnership


We have audited the balance sheets of PS Partners VIII, Ltd., a California Limited Partnership as of December 31, 1995 and 1994 and the related statements of income, partners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PS Partners VIII, Ltd., a California Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                      ERNST & YOUNG LLP


Los Angeles, California
March 11, 1996

                            PS PARTNERS VIII, LTD.,
                       a California Limited Partnership
                                BALANCE SHEETS
                          December 31, 1995 and 1994

                                                1995            1994
                                            -----------      ----------
               ASSETS

Cash and cash equivalents                   $   217,000     $   888,000

Rent and other receivables                        9,000          12,000

Real estate facilities, at cost:
          Land                                7,461,000       7,461,000
          Buildings and equipment            16,213,000      15,941,000
                                            -----------     -----------
                                             23,674,000      23,402,000

          Less accumulated depreciation      (5,501,000)     (4,743,000)
                                            ------------    -----------
                                             18,173,000      18,659,000

Other assets                                     27,000          35,000
                                            ------------    -----------
                                            $18,426,000     $19,594,000
                                            ===========     ===========


                       LIABILITIES AND PARTNERS' EQUITY



Accounts payable                            $   324,000     $   153,000

Advance payments from renters                   112,000         127,000

Partners' equity:
 Limited partners' equity, $500 per
    unit, 150,000 units authorized,
    52,751 issued and outstanding            17,776,000      19,087,000

 General partners' equity                       214,000         227,000
                                            -----------     -----------
              Total partners' equity         17,990,000      19,314,000
                                            -----------     -----------
                                            $18,426,000     $19,594,000
                                            ===========     ===========

                            See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                       a California Limited Partnership
                             STATEMENTS OF INCOME
                    For the years ended December 31, 1995,
                                1994, and 1993

                                               1995          1994          1993
                                           -----------   -----------   -----------
REVENUE:
Rental income                               $2,783,000    $ 2,776,000   $ 2,648,000
Interest income                                 45,000         26,000         9,000
                                            ----------    -----------   -----------
                                             2,828,000      2,802,000     2,657,000
                                            ----------    -----------   -----------
COSTS AND EXPENSES:

Cost of operations                             794,000        797,000       786,000
Management fees                                162,000        162,000       153,000
Depreciation and amortization                  758,000        735,000       694,000
Administrative                                  68,000         66,000        61,000
Environmental costs                            169,000              -             -
                                            ----------    -----------    ----------
                                             1,951,000      1,760,000     1,694,000
                                            ----------    -----------    ----------
NET INCOME                                  $  877,000    $ 1,042,000    $  963,000
                                            ==========    ===========    ==========

Limited partners' share of net income
    ($12.32, $17.29, and $15.89 per
    unit in 1995, 1994, and 1993,
    respectively)                           $  650,000    $  912,000     $  838,000
General partners' share of net income          227,000       130,000        125,000
                                            ----------    ----------     ----------
                                            $  877,000    $1,042,000     $  963,000
                                            ==========    ==========     ==========

                             See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                       a California Limited Partnership
                        STATEMENTS OF PARTNERS' EQUITY
             For the years ended December 31, 1995, 1994, and 1993

                                              Limited        General
                                              Partners      Partners        Total
                                           ------------     ---------    ------------
Balances at December 31, 1992              $ 19,452,000    $ 231,000    $ 19,683,000

Net income                                      838,000      125,000         963,000

Distributions                                (1,039,000)    (127,000)     (1,166,000)
                                           ------------     --------    ------------
Balances at December 31, 1993                19,251,000      229,000      19,480,000

Net income                                      912,000      130,000       1,042,000

Distributions                                (1,076,000)    (132,000)     (1,208,000)
                                           ------------    ---------    ------------
Balances at December 31, 1994                19,087,000      227,000      19,314,000

Net income                                      650,000      227,000         877,000

Distributions                                (1,961,000)    (240,000)     (2,201,000)
                                           ------------    ---------    ------------
Balances at December 31, 1995              $ 17,776,000    $ 214,000    $ 17,990,000
                                           ============    =========    ============

                            See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                       a California Limited Partnership
                           STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1995, 1994, and 1993

                                                            1995           1994             1993
                                                        -----------     ----------       ----------
Cash flows from operating activities:
    Net income                                           $  877,000    $ 1,042,000     $  963,000

    Adjustments to reconcile net income to net cash provided by operating activities:

               Depreciation and amortization                758,000        735,000        694,000
               Decrease in rent and other receivables         3,000          3,000         84,000
               Decrease (increase) in other assets            8,000         (2,000)        (9,000)
               Increase (decrease) in accounts payable      171,000          4,000        (41,000)
               (Decrease)  increase in advance
                  payments from renters                     (15,000)       (15,000)        12,000
                                                        -----------    -----------     ----------
                     Total adjustments                      925,000        725,000        740,000
                                                        -----------    -----------     ----------
                     Net cash provided by operating
                        activities                        1,802,000      1,767,000      1,703,000
                                                        -----------    -----------     ----------


Cash flows from investing activities:
  Additions to real estate facilities                      (272,000)      (181,000)      (209,000)
                                                       ------------   ------------    ----------
     Net cash used in investing activities                 (272,000)      (181,000)      (209,000)
                                                       ------------   ------------    -----------

Cash flows from financing activities:

   Distributions to partners                             (2,201,000)    (1,208,000)    (1,166,000)
                                                       ------------   ------------    -----------
     Net cash used in financing activities               (2,201,000)    (1,208,000)    (1,166,000)
                                                       ------------   ------------    -----------

Net (decrease) increase in cash and                        (671,000)       378,000        328,000
 cash equivalents

Cash and cash equivalents at the  beginning of
    the year                                                888,000        510,000        182,000
                                                       ------------   ------------    -----------
Cash and cash equivalents at the end of  the year      $    217,000    $   888,000    $   510,000
                                                       ============    ===========    ===========

                            See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                        a California Limited Partnership
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------

     Description of Partnership
     --------------------------

             PS Partners VIII, Ltd., a California Limited Partnership (the "Partnership") was formed with the proceeds of an interstate public offering. PSI Associates II, Inc. ("PSA"), an affiliate of Public Storage Management, Inc., organized the Partnership along with B. Wayne Hughes ("Hughes"). In September 1993, Storage Equities, Inc,, now known as Public Storage, Inc. ("PSI"), a California corporation, acquired the interest of PSA relating to its general partner capital contribution in the Partnership and was substituted as a co-general partner in place of PSA.

             In 1995, there was a series of mergers among Public Storage Management, Inc. (which was the Partnership's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger (the "PSMI Merger") of PSMI into Storage Equities, Inc. In the PSMI merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. and it acquired substantially all of PSMI's United States real estate operations, and became the operator of the Partnership's mini-warehouse properties.

             The Partnership has invested in existing mini-warehouse storage facilities which offer self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The Partnership has also invested in an existing business park facility which offers industrial and office space for lease.

     Depreciation and Amortization
     -----------------------------

             The Partnership depreciates the buildings and equipment on the straight-line method over estimated useful lives of 25 and 5 years, respectively. Leasing commissions relating to business park properties are expensed when incurred.

     Revenue Recognition
     -------------------

             Property rents are recognized as earned.

     Allocation of Net Income
     ------------------------

             The General Partners' share of net income consists of an amount attributable to their 1% capital contribution and an additional percentage of cash flow (as defined, see note 2) which relates to the General Partners' share of cash distributions as set forth in the Partnership Agreement. All remaining net income is allocated to the limited partners.

     Per Unit Data
     -------------

             Per unit data is based on the weighted average number of limited partnership units (52,751) outstanding during the year.


     Environmental Cost
     ------------------

             Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, an independent environmental consulting firm completed environmental assessments on the Partnership's properties to evaluate the environmental condition of, and potential environmental liabilities of, such properties. Based on the assessments, the Partnership believes that it is probable that it will incur costs totaling $153,000 (in addition, approximately $16,000 was expended for the assessments) for known environmental remediation requirements, for which the Partnership has accrued and expensed at the end of 1995. The Partnership expects to expend these funds over the next twelve months. Although there can be no

                            See accompanying notes.

1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
     (continued)
     -----------

     Environmental Cost (continued)
     ------------------------------

     assurance, the Partnership is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

     Cash Distributions
     ------------------

             The Partnership Agreement provides for quarterly distributions of cash flow from operations (as defined). Cash distributions per unit were $37.18, $20.40 and $19.70 during 1995, 1994 and 1993, respectively.

     Cash and Cash Equivalents
     -------------------------

             For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

2.   General Partners' Equity
     ------------------------

             The General Partners have a 1% interest in the Partnership. In addition, the General Partners have a 10% interest in cash distributions attributable to operations, exclusive of distributions attributable to sales and refinancing proceeds.

             Proceeds from sales and refinancings will be distributed entirely to the limited partners until the limited partners recover their investment plus a cumulative 8% annual return (not compounded). Thereafter, the General Partners have a 15% interest in remaining proceeds.

3.   Related Party Transactions
     --------------------------
             PSI operates the Partnership's mini-warehouses for a "management fee" equal to 6% of gross revenue (as defined) and Public Storage Commercial Properties Group, Inc. ("PSCP") manages the commercial properties for a "management fee" equal to 5% of gross revenue (as defined).

             PSI has a 95% economic interest, and Hughes and family members of Hughes have a 5% economic interest in PSCP.

4.   Leases
     ------

             The Partnership has invested primarily in existing mini-warehouse storage facilities which offer self-storage spaces for lease to the general public. Leases for such space are usually on a month-to-month basis.

             The Partnership has also invested in a commercial property which is operated as a business park. Leases for such space are generally long-term non-cancelable operating leases. At December 31, 1995, the minimum rents receivable under such non-cancelable leases are as follows:

            1996                      $450,000
            1997                       269,000
            1998                        39,000
            Thereafter                     -
                                      --------
                                      $758,000
                                      ========

                           See accompanying notes.

5.   Taxes Based on Income
     ---------------------

             Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's consolidated financial statements do not reflect a provision for such taxes.

             Taxable net income was $1,153,000, $1,191,000 and $1,101,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The difference between taxable income and book income is primarily related to timing differences in depreciation expense.

                            See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                        a California Limited Partnership
                            CONDENSED BALANCE SHEETS


                                              March 31,       December 31,
                                               1996              1995
                                            -----------      -------------
                                             (Unaudited)
            ASSETS

Cash and cash equivalents                    $  295,000        $  217,000

Rent and other receivables                        6,000             9,000

Real estate facilities, at cost:
     Land                                     7,461,000         7,461,000
     Buildings and equipment                 16,220,000        16,213,000
                                            -----------        ----------
                                             23,681,000        23,674,000

     Less accumulated depreciation           (5,700,000)       (5,501,000)
                                            -----------        ----------
                                             17,981,000        18,173,000

Other assets                                     28,000            27,000
                                            -----------        ----------
                                            $18,310,000       $18,426,000
                                            ===========       ===========

LIABILITIES AND PARTNERS' EQUITY

Accounts payable                            $   353,000       $   324,000

Advance payments from renters                   123,000           112,000

Partners' equity:
     Limited partners' equity,
          $500 per unit, 150,000 units
          authorized, 52,751 issued and
          outstanding                        17,621,000        17,776,000
     General partners' equity                   213,000           214,000
                                            -----------       -----------
          Total partners' equity             17,834,000        17,990,000
                                            -----------       -----------
                                            $18,310,000       $18,426,000
                                            ===========       ===========

                            See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                       a California Limited Partnership
                        CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                  1996              1995
                                               -----------      -----------

REVENUE:

Rental income                                     $697,000        $ 684,000
Interest income                                      3,000           15,000
                                                  --------         --------
                                                   700,000          699,000
                                                  --------        ---------

COSTS AND EXPENSES:

Cost of operations                                 203,000          198,000
Management fees                                     41,000           40,000
Depreciation and amortization                      199,000          184,000
Administrative                                      13,000           17,000
                                                  --------         --------
                                                   456,000          439,000
                                                  --------         --------
NET INCOME                                        $244,000         $260,000
                                                  ========         ========

Limited partners' share of net income
     ($3.81 per unit in 1996 and $4.13
     per unit in 1995)                            $201,000         $218,000
General partners' share of net income               43,000           42,000
                                                  --------         --------
                                                  $244,000         $260,000
                                                  ========         ========

                            See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                       a California Limited Partnership
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                             Three Months Ended
                                                                                 March 31,
                                                                       --------------------------------
                                                                          1996                  1995
                                                                       ---------             ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                         $244,000               $260,000

     Adjustments to reconcile net income to net cash provided by operating activities

          Depreciation and amortization                                  199,000                184,000
          Decrease in rent and other receivables                           3,000                  2,000
          Increase in other assets                                        (1,000)                (3,000)
          Increase (decrease) in accounts payable                         29,000                 (1,000)
          Increase (decrease) in advance payments from renters            11,000                 (5,000)
                                                                       ---------              ---------

                Total adjustments                                        241,000                177,000
                                                                       ---------              ---------

                Net cash provided by operating activities                485,000                437,000
                                                                       ---------              ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

      Additions to real estate facilities                                 (7,000)               (55,000)
                                                                       ---------              ---------

               Net cash used in investing activities                      (7,000)               (55,000)
                                                                       ---------              ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

      Distributions to partners                                         (400,000)              (400,000)
                                                                       ---------              ---------

               Net cash used in financing activities                    (400,000)              (400,000)
                                                                       ---------              ---------

Net increase (decrease) in cash and cash equivalents                      78,000                (18,000)

Cash and cash equivalents at the beginning of the period                 217,000                888,000
                                                                       ---------              ---------

Cash and cash equivalents at the end of the period                     $ 295,000              $ 870,000
                                                                       =========              =========

                           See accompanying notes.

                            PS PARTNERS VIII, LTD.,
                       a California Limited Partnership
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                MARCH 31, 1996
                                  (UNAUDITED)



    1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K for the year ended December 31, 1995.

    2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at March 31, 1996, the results of operations for the three months ended March 31, 1996 and 1995 and cash flows for the three months then ended.

    3. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.


                            See accompanying notes.

                                   SCHEDULE 4

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF THE PARTNERSHIP


Results of Operation
- --------------------

     Three months ended March 31, 1996 compared to three months ended March 31, 1995: The Partnership's net income for the three months ended March 31, 1996 was $244,000 compared to $260,000 for the same period in 1995, representing a decrease of $16,000 or 6%. This decrease was primarily due to increased depreciation expense combined with a decrease in interest income, partially offset by increased property operating results at the Partnership's facilities combined with a decrease in administrative expenses.

     Net operating income (rental income less cost of operations and management fees and excluding depreciation expense) increased by $7,000 or 2%, as rental income increased by $13,000 or 2%, and cost of operations (including management fees and excluding depreciation expense) increased by $6,000 or 3%.

     Rental income for the Partnership's mini-warehouse operations was $568,000 compared to $556,000 for the three months ended March 31, 1996 and 1995, respectively, representing an increase of $12,000 or 2%. The increase in rental income was primarily attributable to increased rental rates at the mini-warehouse facilities. The monthly average realized rent per square foot for the mini-warehouse facilities was $.74 compared to $.71 for the three months ended March 31, 1996 and 1995, respectively. The weighted average occupancy levels at the mini-warehouse facilities decreased from 90% to 88% for the three months ended March 31, 1995 and 1996, respectively. Costs of operations (including management fees) increased $12,000 or 7% to $192,000 from $180,000 for the three months ended March 31, 1996 and 1995, respectively. Accordingly, for the Partnership's mini-warehouse operations, property net operating income remained stable at $376,000 for both three month periods ended March 31, 1995 and 1996.

     Rental income for the Partnership's business park operations was $129,000 compared to $128,000 for the three months ended March 31, 1996 and 1995, respectively, representing an increase of $1,000. This increase was primarily attributable to an increase in the weighted average occupancy level at the Partnership's business park, most of which was offset by a decrease in rental rates. The weighted average occupancy level at the business park facilities increased from 93% to 97% for the three months ended March 31, 1995 and 1996, respectively. The monthly average realized rent per square foot for the business park facilities was $.59 compared to $.64 for the three months ended March 31, 1996 and 1995, respectively. Cost of operations (including management fees) decreased $6,000 or 10% to $52,000 from $58,000 for the three months ended March 31, 1996 and 1995, respectively. Accordingly, for the Partnership's business park facilities, property net operating income increased by $7,000 or 10% from $70,000 to $77,000 for the three months ended March 31, 1995 and 1996, respectively.

     Year ended December 31, 1995 compared to year ended December 31, 1994: The Partnership's net income in 1995 was $877,000 compared to $1,042,000 in 1994, representing a decrease of $165,000, or 16%. The decrease was primarily a result of increased environmental costs.

     Property net operating income (rental income less cost of operations and management fees and excluding depreciation expense) was $1,827,000 in 1995 and $1,817,000 in 1994, representing an increase of $10,000.

     Rental income for the Partnership's mini-warehouse operations was $2,264,000 in 1995 compared to $2,251,000 in 1994, representing an increase of $13,000. The increase in rental income was primarily attributable to increased rental rates at the mini-warehouse facilities partially offset by decreased occupancy levels. Weighted average occupancy levels at the mini-warehouse facilities decreased from 92% in 1994 to 89% in 1995. The monthly realized rent per square foot for the mini-warehouse facilities averaged $.73 in 1995 compared to $.70 in 1994. Cost of operations (including management fees) decreased $7,000 to $741,000 in 1995 from $748,000 in 1994. Accordingly, for the
Partnership's mini-warehouse operations, property net operating income increased by $20,000 from $1,503,000 in 1994 to $1,523,000 in 1995.

                                      4-1

     Rental income for the Partnership's business park operations was $519,000 in 1995 compared to $525,000 in 1994, representing a decrease of $6,000. The decrease in rental income was primarily attributable to reduced rental rates. Weighted average occupancy levels at the business park facility remained stable at 93% in both 1995 and 1994. The monthly realized rent per square foot for the business park facility averaged $.59 in 1995 compared to $.60 in 1994. Cost of operations (including management fees) increased $4,000 to $215,000 in 1995 from $211,000 in 1994. Accordingly, for the Partnership's business park facility, property net operating income decreased by $10,000 from $314,000 in 1994 to $304,000 in 1995.

     Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, an independent environmental consulting firm completed environmental assessments on the Partnership's properties to evaluate the environmental condition of, and potential environmental liabilities of, such properties. Based on the assessments, the Partnership believes that it is probable that it will incur costs totaling $153,000 (in addition, approximately $16,000 was expended on the assessments) for known environmental remediation requirements, for which the Partnership has accrued and expensed at the end of 1995. The Partnership expects to expend these funds over the next twelve months. Although there can be no assurance, the Partnership is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

     Year ended December 31, 1994 compared to year ended December 31, 1993: The Partnership's net income in 1994 was $1,042,000 compared to $963,000 in 1993, representing an increase of $79,000, or 8%. The increase was primarily a result of improved property operations at the Partnership's mini-warehouse facilities.

     Property net operating income (rental income less cost of operations and management fees and excluding depreciation expense) was $1,817,000 in 1994 and $1,709,000 in 1993, representing an increase $108,000, or 6%.

     Rental income was $2,776,000 in 1994 compared to $2,648,000 in 1993, representing an increase of $128,000, or 5%. This increase was primarily attributable to increased occupancy levels at the Partnership's mini-warehouse and business park facilities combined with increased rental rates at the Partnership's mini-warehouse facilities partially offset by reduced rental rates at the business park facility. Weighted average occupancy levels at the mini-warehouse and business park facilities were 92% and 93%, respectively, in 1994 compared to 91% and 90%, respectively, in 1993. The monthly realized rent per square foot for the mini-warehouse and business park facilities averaged $.70 and $.60, respectively, in 1994 compared to $.66 and $.64, respectively, in 1993.

     Cost of operations (including management fees) was $959,000 in 1994 and $939,000 in 1993, representing an increase of $20,000, or 2%. The increase was primarily attributable to increases in payroll, management fees, and repairs and maintenance partially offset by a reduction in property taxes, commercial lease commissions and advertising.

Liquidity and Capital Resources
- -------------------------------

     The Partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis, primarily by internally generated cash from property operations combined with cash on-hand at March 31, 1996 of approximately $295,000.

     Cash flows from operating activities ($485,000 for the three months ended March 31, 1996 and $1,802,000 for the year ended December 31, 1995) have been sufficient to meet all current obligations of the Partnership. Capital improvements were $272,000, $181,000 and $209,000 in 1995, 1994 and 1993, respectively. The increase in capital improvements during 1995 is due principally due to the Partnership's business park facility where the facility is being repainted, reconfigured following the vacancy of a long-term tenant, and the roof and air conditioning refurbished. During 1996, the Partnership anticipates approximately $249,000 of capital improvements.

     The Partnership expects to continue making quarterly distributions. Total distributions paid to the General Partners and the limited partners (including per Unit amounts) for the first quarter of 1996 and for 1995 and prior years were as follows:

                                      4-2

                               Total      Per Unit
                             ----------   --------
1996 (through March 31)      $  400,000     $ 6.76
1995                          2,201,000      37.18
1994                          1,208,000      20.40
1993                          1,166,000      19.70
1992                          1,625,000      27.45
1991                          1,778,000      30.02
1990                          1,554,000      26.24
1989                          1,517,000      25.63
1988                          1,480,000      25.01
1987                            476,000      14.55

     The General Partners distributed, concurrently with the distribution for the fourth quarter of 1991, a portion of the operating reserve and adjusted the ongoing distribution level. The operating reserve that was distributed was estimated at $7.45 per Unit. The General Partners distributed, concurrently with the distribution for the third quarter of 1995, a portion of the operating reserve of the Partnership estimated to be $10.14 per Unit. The 1996 distribution level is estimated to be $27.04 per Unit, assuming no material change in property operations.

                                      4-3

                                   SCHEDULE 5

            DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.

Name of Director                     Employer/Address/                 Current Position/
or Executive Officer                 Nature of Business                Dates of Employment *
- --------------------                 ------------------                -------------------
B. Wayne Hughes                      Public Storage, Inc.              Chairman of the Board and
(Executive Officer and Director)     701 Western Avenue, Suite 200     Chief Executive Officer
                                     Glendale, CA  91201-2397          11/91-present
                                                                       President and Chief Executive
                                     Real estate investment            Officer of PSI
                                                                       1978-11/95
                                                                       Officer of PSI and affiliates
                                                                       1972-11/95

Harvey Lenkin                        Public Storage, Inc.              President
(Executive Officer and Director)                                       11/91-present
                                     Real estate investment            Vice President of PSI
                                                                       1988-11/95
                                                                       Officer of PSI
                                                                       1978-11/95

Ronald L. Havner, Jr.                Public Storage, Inc.              Senior Vice President
(Executive Officer)                                                    from 11/13/95
                                     Real estate investment            Chief Financial Officer
                                                                       11/91-present
                                                                       Vice President
                                                                       7/90-11/13/95
                                                                       Officer of PSI and affiliates
                                                                       1986-11/95 (chief financial
                                                                       officer
                                                                       1991-11/95)

Hugh W. Horne                        Public Storage, Inc.              Senior Vice President
(Executive Officer)                                                    from 11/13/95
                                     Real estate investment            Vice President
                                                                       1980-11/13/95
                                                                       Secretary
                                                                       1980-2/92
                                                                       Officer of PSI and affiliates
                                                                       1973-11/95

Marvin M. Lotz                       Public Storage, Inc.              Senior Vice President
(Executive Officer)                                                    from 11/16/95
                                     Real estate investment            Officer of affiliates of PSI
                                                                       9/83-11/95

Mary Jayne Howard                    Public Storage, Inc.              Senior Vice President
(Executive Officer)                                                    from 11/16/95
                                     Real estate investment            Officer of affiliates of PSI
                                                                       12/85-11/95

                                      5-1

Name of Director                     Employer/Address/                 Current Position/
or Executive Officer                 Nature of Business                Dates of Employment *
- --------------------                 ------------------                -------------------

David Goldberg                       Public Storage, Inc.              Senior Vice President and
(Executive Officer)                                                    General Counsel from 11/16/95
                                     Real estate investment            Counsel to PSI
                                                                       6/91-11/95

Obren B. Gerich                      Public Storage, Inc.              Vice President 1980-present
(Executive Officer)                                                    Chief Financial Officer
                                     Real estate investment            1980-10/91
                                                                       Officer of PSI
                                                                       1975-11/95

John Reyes                           Public Storage, Inc.              Vice President and Controller
(Executive Officer)                                                    from 11/13/95
                                     Real estate investment

Sarah Hass                           Public Storage, Inc.              Vice President from 11/13/95
(Executive Officer)                                                    Secretary 2/92-present
                                     Real estate investment

Robert J. Abernethy                  American Standard Development     President
(Director)                            Company; Self Storage            1977-present
                                      Management Company
                                     5221 West 102nd Street
                                     Los Angeles, CA  90045

                                     Developer and operator of mini-
                                     warehouses

Dann V. Angeloff                     The Angeloff Company              President
(Director)                           727 West Seventh Street           1976-present
                                     Suite 331
                                     Los Angeles, CA  90017

                                     Corporate financial advisory firm

                                      5-2

Name of Director                     Employer/Address/                     Current Position/
or Executive Officer                 Nature of Business                    Dates of Employment *
- --------------------                 ------------------                    -------------------

William C. Baker                     Santa Anita Realty                    Chairman and Chief Executive
(Director)                            Enterprises, Inc.                    Officer
                                     301 West Huntington Drive             3/96-present
                                     Suite 405
                                     Arcadia, CA 91007

                                     Real estate investment trust
                                      that operates the Santa
                                      Anita Racetrack

                                     Carolina Restaurant Enterprises,      Chairman and Chief Executive
                                      Inc.                                 Officer
                                     3 Lochmoor Lane                       1/92-present
                                     Newport Beach, CA 92660

                                     Franchisee of Red Robin
                                     International, Inc.

                                     Red Robin International, Inc.         President
                                     28 Executive Park, Suite 200          4/93-5/95
                                     Irvine, CA 92714

                                     Operate and franchise restaurants

Uri P. Harkham                       The Jonathan Martin Fashion           President and Chief Executive
(Director)                            Group                                Officer
                                     1157 South Crocker Street             1975-present
                                     Los Angeles, CA  90021

                                     Design, manufacture and market
                                     women's clothing

                                     Harkham Properties                    Chairman of the Board
                                     1157 South Crocker Street             1978-present
                                     Los Angeles, CA  90021

                                     Real estate

        To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.



_______________

* The term "PSI" includes Public Storage, Inc. (formerly Storage Equities, Inc.) and its predecessors and their affiliates.

                                      5-3

        The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                       The First National Bank of Boston


         By Mail                   By Hand            By Overnight Courier
 The First National Bank       BancBoston Trust      The First National Bank
         of Boston            Company of New York           of Boston
    Shareholder Services          55 Broadway          Corporate Agency &
        P.O. Box 1872              3rd Floor             Reorganization
     Mail Stop 45-02-53        New York, NY 10006       150 Royall Street
      Boston, MA 02105                                  Mail Stop 45-02-53
                                                         Canton, MA 02021


          Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                     The Soliciting Agent for the Offer is:

                        Christopher Weil & Company, Inc.
                                 (800) 478-2605


          Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company at its address and telephone number set forth below:

                              Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                 (800) 421-2856
                                 (818) 244-8080

                             LETTER OF TRANSMITTAL

        To Purchase Limited Partnership Units of PS Partners VIII, Ltd.,
                        a California Limited Partnership
              Pursuant to the Offer to Purchase dated July 8, 1996
                            of Public Storage, Inc.

                         DESCRIPTION OF UNITS TENDERED

Name and Address of Registered Holder                  Number of Units Tendered
- -------------------------------------                  ------------------------

                                                          ___________________*

                                                *  Unless otherwise indicated,
                                                   it will be assumed that all
                                                   Units held by the registered
                                                   holder are being tendered.





THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, AUGUST 12, 1996, UNLESS EXTENDED. UNITS WHICH ARE TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS OFFER.

This Letter of Transmittal is to be executed and returned to The First National Bank of Boston (the "Depositary") at one of the following addresses:

        By Mail                      By Hand            By Overnight Courier          For Information
The First National Bank of       BancBoston Trust     The First National Bank of   The First National Bank
        Boston                  Company of New York            Boston                   of Boston
  Shareholder Services             55 Broadway           Corporate Agency &        Shareholder Services
     P.O. Box 1872                  3rd Floor              Reorganization              (617) 575-3120
  Mail Stop 45-02-53            New York, NY 10006        150 Royall Street
   Boston, MA 02105                                       Mail Stop 45-02-53
                                                           Canton, MA 02021

Delivery of this instrument to an address other than as set forth above will not constitute a valid delivery. The accompanying instructions should be read carefully before this Letter of Transmittal is completed.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

       The undersigned hereby tenders to Public Storage, Inc., a California corporation (the "Company"), for $320 per Unit in cash the above-described units of limited partnership interest (the "Units") of PS Partners VIII, Ltd., a California Limited Partnership (the "Partnership"), in accordance with the terms and subject to the conditions of the Company's offer contained in the Company's Offer to Purchase dated July 8, 1996 (the "Offer to Purchase"), and in this Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer"). The undersigned hereby acknowledges receipt of the Offer to Purchase.

       Subject to, and effective upon, acceptance for tender of the Units tendered herewith in accordance with the terms and subject to the conditions of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Units that are being tendered hereby and that are being accepted for purchase pursuant to the Offer and any non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after July 8, 1996 and appoints the Depositary the true and lawful attorney-in-fact of the undersigned with respect to such Units (and such non-cash distributions, other Units or securities), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) transfer ownership of such Units (and any such non-cash distributions, other Units or securities), to or upon the order of the Company, (b) present such Units (and any such non-cash distributions, other Units or securities) for transfer on the books of the Partnership and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units (and any such non-cash distributions, other Units or securities), all in accordance with the terms of the Offer.

       The undersigned hereby represents and warrants that the undersigned (i) has received and reviewed the Offer to Purchase and (ii) has full power and authority to sell, assign and transfer the Units tendered hereby (and any and all non-cash distributions, other Units or securities issued or issuable in respect thereof on or after July 8, 1996) and that when the same are accepted for purchase by the Company, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claim. The undersigned, upon request, will execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Units tendered hereby and any non-cash distributions, other Units or other securities issued or issuable in respect of such Units on or after July 8, 1996. In addition, the undersigned shall promptly remit and transfer to the

Depositary for the account of the Company any and all other Units or other securities (including rights) issued to the undersigned on or after July 8, 1996 in respect of Units tendered hereby, accompanied by appropriate documentation of transfer, and pending such remittance or appropriate assurance thereof, the Company shall be entitled to all rights and privileges as owner of any such other Units or other securities and may withhold the entire consideration or deduct from the consideration the amount of value thereof as determined by the Company, in its sole discretion.

       The undersigned has been advised that (i) the Company is the General Partner of the Partnership, the Company is controlled by B. Wayne Hughes and the General Partner of the Partnership makes no recommendation as to whether or not the undersigned should tender his or her Units in the Offer and the undersigned has made his or her own decision to tender the Units and (ii) the General Partner believes that the Offer Price is less than the amount that Unitholders might receive if the Partnership were liquidated.

       The undersigned understands that notwithstanding any other provisions of the Offer and subject to the applicable rules of the Securities and Exchange Commission, the Company will not be required to accept for purchase any Units, may postpone the acceptance for purchase of Units tendered and may terminate or amend the Offer if prior to the time of purchase of any such Units any of the following events shall occur or the Company shall have learned of the occurrence of any of such events:

          (a) There shall be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of the Company to effectively acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by the Company on all matters properly presented to the limited partners of the Partnership, (vi) which, in the sole judgment of the Company, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or value of the Units or (viii) which imposes any material condition unacceptable to the Company;

          (b) Any statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, any legislation shall be pending, or any other action shall have been taken, proposed or threatened, by any domestic government or governmental authority or by any court, domestic or foreign, which, in the sole judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; or

          (c) There shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange ("NYSE"), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof;

which in the sole judgment of the Company with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such conditions (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

       The undersigned hereby irrevocably appoints B. Wayne Hughes and Harvey Lenkin designees of the Company, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote in such manner as each such attorney and proxy or his substitute shall, in his sole discretion, deem proper, and otherwise act (including pursuant to written consent) with respect to all of the Units tendered hereby which have been accepted for payment by the Company prior to the time of such vote or action (and any and all non-cash distributions, other Units or securities, issued or issuable in respect thereon on or after July 8, 1996), which the undersigned is entitled to vote, at any meeting (whether annual or special and whether or not an adjourned meeting) of limited partners of the Partnership, or with respect to which the undersigned is empowered to act in connection with action by written consent in lieu of any such meeting or otherwise. This proxy is irrevocable and is granted in consideration of, and is effective upon, the acceptance for payment of such Units by the Company, in accordance with the terms of the Offer. Such acceptance for payment shall revoke any other proxy granted by the undersigned at any time with respect to such Units (and any such non-cash distributions, other Units or securities) and no subsequent proxies will be given (and if given will be deemed not to be effective) with respect thereto by the undersigned.
The Company reserves the right to require that in order for Units to be properly tendered, immediately upon acceptance of such Units for purchase by the Company, the Company is able to exercise full voting rights with respect to such Units.

       The undersigned understands that tenders of Units pursuant to any one of the procedures described in the Offer and in the instructions hereto will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Offer.

       All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal and personal representatives, successors and assigns of the undersigned. Except as stated in the Offer, this tender is irrevocable.

       Please issue the payment for the Units in the name(s) of the undersigned. Similarly, unless otherwise indicated under "Special Mailing Instructions," please mail the payment (and accompanying documents, as appropriate) to the undersigned at the registered address. In the event that the "Special Mailing Instructions" are completed, please deliver the payment to the registered holder(s) at the address so indicated.

                           TENDER OF UNITS IN OFFER


The Undersigned tenders Units in the Offer on the terms described above.

SIGN HERE


Signature(s) ------------------------------------------------------------------

             ------------------------------------------------------------------

Date         ________________                      (______)____________________
                                                   Telephone number

(Must be signed by registered holder(s) as name(s) appear(s) under registration above. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 3.)

Name(s)      ------------------------------------------------------------------

             ------------------------------------------------------------------
                       (Please print)

Capacity (full title) ---------------------------------------------------------

Address      ------------------------------------------------------------------

             ------------------------------------------------------------------
                                                                   Zip Code



                         SPECIAL MAILING INSTRUCTIONS

To be completed ONLY if payment is to be issued to the registered holder(s) but mailed to OTHER than the address of record. (See Instruction 5.)

Mail payment to:


Name    -----------------------------------------------------------------------
             (Must be same as registered holder(s))


Address -----------------------------------------------------------------------
             (Please print)

        -----------------------------------------------------------------------
                                                                   Zip Code

                                  INSTRUCTIONS
             Forming Part of the Terms and Conditions of the Offer


       1. DELIVERY OF LETTER OF TRANSMITTAL. A properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Depositary at its address set forth herein on or prior to August 12, 1996, unless extended.

       The method of delivery of this Letter of Transmittal and all other required documents, is at the option and risk of the tendering Unitholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

       No alternative, conditional or contingent tenders will be accepted, and no fractional Units will be accepted for payment or purchased. All tendering Unitholders, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their Units for payment.

       2. PARTIAL TENDERS. If fewer than all the Units held by a Unitholder are to be tendered, (i) fill in the number of Units which are to be tendered in the section entitled "Number of Units Tendered" and (ii) the Unitholder must hold at least five Units after such tender. Accordingly, a Unitholder should not tender if, as a result of such tender, the tendering holder (other than one transferring all of his or her Units) will hold less than five Units. All Units held by a Unitholder will be deemed to have been tendered unless otherwise indicated.

       3. SIGNATURES ON LETTER OF TRANSMITTAL.

          (a) If this Letter of Transmittal is signed by the registered holder(s) of the Units, the signature(s) must correspond exactly with the Unitholder's registration.

          (b) If any of the Units are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

          (c) If any Units are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

          (d) If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and if requested, proper evidence satisfactory to the Company of such person's authority so to act must be submitted.

       4. STOCK TRANSFER TAXES. Except as set forth in this Instruction 4, the Company will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Units to it or its order pursuant to the Offer. If payment of the purchase price is to be made to any person other than the registered holder, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

       5. SPECIAL MAILING INSTRUCTIONS. If payment for the Units is to be issued to the registered holder(s) but mailed to other than the address of record, the section entitled "Special Mailing Instructions" must be completed.

       6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Requests for assistance may be directed to, or additional copies of the Offer to Purchase and this Letter of Transmittal may be obtained from, the Depositary or the Soliciting Agent at their respective addresses set forth below.

       7. IRREGULARITIES. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Units will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any particular Units (i) determined by it not to be in the appropriate form or (ii) the acceptance for purchase of Units which may, in the opinion of the Company's counsel, be unlawful.

       IMPORTANT: THIS LETTER OF TRANSMITTAL, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO AUGUST 12, 1996, UNLESS EXTENDED.


          THE DEPOSITARY:              THE SOLICITING AGENT FOR THE OFFER IS:

 THE FIRST NATIONAL BANK OF BOSTON        CHRISTOPHER WEIL & COMPANY, INC.
        Shareholder Services                      (800) 478-2605
           P.O. Box 1872
        Mail Stop 45-02-53
    Boston, Massachusetts 02105
          (617) 575-3120